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                                                                    EXHIBIT 99.1


MEDIA CONTACT:                                       For Immediate Release
Kimberly Mulcahy
(630) 955-7672

INVESTOR CONTACT:
Sarah Lewensohn
(630) 955-7602

             BUDGET GROUP RECEIVES DELISTING NOTIFICATION FROM NYSE
                --Anticipates trading on the OTC Bulletin Board--

LISLE, IL, MARCH 20, 2002 -- Budget Group, Inc., (NYSE: BD) has been informed by the New York Stock Exchange that the exchange will suspend trading in Budget Group's common stock before the market opens on Thursday, March 28, 2002. As previously announced, the Company does not currently meet the continued listing criteria of the exchange requiring a minimum closing share price of at least $1 per share over a 30-day period in addition to a total market capitalization of not less than $50 million and stockholders' equity of not less than $50 million.

The weak economy and the events of September 11 have adversely affected the Company's ability to meet the share price and market capitalization criteria. Budget Group anticipates that its stock will continue to trade on the over-the-counter bulletin board (OTC BB) on or before March 28. The Company expects to receive a new stock "ticker symbol" before trading on the bulletin board.

The Company said the move to the OTC BB will not affect its normal business operations.

Budget Group, Inc. owns Budget Rent a Car Corporation and Ryder TRS, Inc. Budget is the world's third largest car and truck rental system and Ryder TRS is the nation's second largest consumer truck rental company. Budget Group continues to remain a public company and files reports with the Securities and Exchange Commission. Those reports are available on the SEC's website at www.sec.gov and the Company's website, at www.budget.com.